Exhibit 10.2

FOURTH AMENDMENT

TO THE FIRST AMENDMENT AND RESTATEMENT OF THE

WILLIAMS-SONOMA, INC.

ASSOCIATE STOCK INCENTIVE PLAN

(2002 Restatement)

Williams-Sonoma, Inc., a California corporation (the “Company”), hereby makes this Fourth Amendment to the First Amendment and Restatement of the Williams-Sonoma, Inc. Associate Stock Incentive Plan, generally effective January 1, 1997, with reference to the following facts:

A.	The Company maintains the Williams-Sonoma, Inc. Associate Stock Incentive Plan, which was most recently amended and restated in its entirety in 2002 (the “Plan”), for the benefit of eligible employees.

B.	The Company wishes to amend the Plan’s matching contribution formula, which is now a 100% match on a Participant’s elective deferrals that do not exceed 6% of compensation, by reducing the match from a 100% match to a 50% match but without changing the 6% ceiling. In addition, the Company wishes to eliminate the prerequisite that a participant’s elective deferrals be invested in the Company Stock Fund to qualify for a matching contribution (although the matching contribution itself will continue to be invested in Company Stock Fund), to clarify that the matching contribution is made on a pay period basis, and to broaden the Company’s authority to change the level of the matching contributions.

C.	The Company wishes to amend the Plan to clarify that the Company has the authority to limit or suspend elective deferrals to the Plan, as it deems necessary in its sole discretion, to ensure the Plan’s compliance with applicable rules under the Internal Revenue Code (“Code”) that proscribe discrimination in favor of highly compensated employees, and in particular to provide the following participants are not eligible to make salary deferral contributions that exceed four percent of their total Compensation for a pay period: Participants whose annualized base pay rate for the pay period: (a) effective beginning during March, 2003, equals or exceeds the IRS dollar limit used to identify highly compensated employees in effect for the year, and (b) effective previously and beginning during 1998, exceeds that dollar limit.

D.	By Section 8.4 of the Plan, the Company has reserved the right to amend the Plan.

           NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Section 4.1.2 shall be amended to read as follows:

“4.1.2 Matching Contributions. The Employer shall make contributions to the Plan as Matching Contributions, either in cash or in Company Stock (valued as of the date of contribution) at the election of the Employer, as follows:

4.1.2.1 Restoration of Forfeited Amounts. Matching Contributions shall be made for each Participant whose Employment with the Employer is terminated, who later returns to Employment with the Employer, and who is entitled to have the amount of his forfeiture restored under the provisions of Section 7.7, in an amount necessary to restore any such forfeiture; and

4.1.2.2. Matching Contributions Based on Salary Deferral Contributions. Matching Contributions shall be made for each Participant equal to fifty percent (50%) of the Participant’s Salary Deferral Contributions (to the extent such Salary Deferral Contributions do not exceed six percent (6%) of the Participant’s Compensation), subject to the lettered paragraphs below.

(a) Applicable Percentage for 1997 to 2003. “One hundred percent (100%) shall replace fifty percent (50%) effective for Salary Deferral Contributions beginning May 1, 1997 and ending with the last pay period beginning before August 1, 2003.

(b) Pre-August 1, 2003 Requirement for Company Stock Fund Investment. Effective for Salary Deferral Contributions made in pay periods beginning on or after August 1, 2003, a Participant’s Salary Deferral Contributions are eligible to be matched regardless of how such Participant’s Salary Deferral Contributions are invested. Effective prior thereto, a Participant’s Salary Deferral Contributions were not eligible to be matched except to the extent they were invested in the Company Stock Fund.

(c) Period for Making Matching Contributions. Matching Contributions shall be calculated on the basis of the Participant’s Compensation and Salary Deferral Contributions for the applicable measuring period. The applicable measuring period is the Participant’s pay period, except that before the effective date, the Company alternately could use a quarterly or other measuring period. The Company shall make such Matching Contributions at such times as may be determined by the Committee in its discretion (provided that such times shall be substantially uniform among all Participants).”

(d) Authorization to Change. The Company shall have the authority to change the Matching Contribution level at any time, except that for periods before January 1, 2003, the percentage level of the Matching Contributions may be altered for any Plan Year by a resolution of the Board of Directors adopted before the first day of such Plan Year.

2.	The last sentence of Section 4.1.6 of the Plan, as added by item 3 of the Third Amendment to the Plan (“Item 3”), shall be replaced with the following sentences which shall be adopted simultaneously with Item 3 and which shall supersede Item 3 in its entirety so that Item 3 shall never become effective:

“The Company may at any time reduce or suspend the amount of Salary Deferral Contributions a Participant may make, if the Committee determines, in its sole discretion, that such reduction or suspension is necessary to meet any requirement of Section 401(a), 401(k) or 401(m) of the Code. Consistent with the foregoing and as determined according to procedures of the plan administrator (as identified in Section 2.2), the following Participants shall not be eligible to make Salary Deferral Contributions that exceed four percent (4%) of such Participants’ total Compensation for a pay period: Participants whose annualized base pay rate for the pay period: (a) effective beginning during March, 2003, equals or exceeds the dollar limit in Code section 414(q)(1)(B)(i) (i.e., the dollar limit used to identify highly compensated employees) in effect for the year of the pay period, and (b) effective previously and beginning during 1998, exceeds such dollar limit.”

This Amendment shall supercede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

     In all other respects, the terms and provisions of the Plan are hereby ratified and declared to remain in full force and effect.

     IN WITNESS WHEREOF, this Amendment has been executed this 17th day of April, 2003.

WILLIAMS-SONOMA, INC.

By:	/s/ James Boike

Title:	COO